   As filed with the Securities and Exchange Commission on February 5, 1998

                                                         Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            RESOURCE AMERICA, INC.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
        (State or other jurisdiction of incorporation or organization)

                                  72-0654145
                     (I.R.S. Employer Identification No.)

      1521 Locust Street, Philadelphia, Pennsylvania 19102 (215-546-5005) (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Steven J. Kessler, 1521 Locust Street,
               Philadelphia, Pennsylvania 19102 (215-546-5005)
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                           J. Baur Whittlesey, Esq.
                           Ledgewood Law Firm, P.C.
                              1521 Locust Street
                            Philadelphia, PA 19102
                                (215) 735-0663

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under The Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                                      CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Title of each class                                       Proposed             Proposed maximum
of securities to be           Amount to be            maximum offering        aggregate offering             Amount of
    registered                 registered             price per unit(1)              price               registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock                 983,150 shares                $45.00                 $44,241,750               $13,051.32
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices reported on the Nasdaq Stock Market on February 2, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               SUBJECT TO COMPLETION, DATED FEBRUARY ____, 1998

PROSPECTUS

                                    [LOGO]

                            RESOURCE AMERICA, INC.

                                 Common Stock

         The shares (the "Shares") of Resource America, Inc. (the "Company") Common Stock (the "Common Stock") offered hereby may be sold by the persons named in "Selling Shareholders" from time to time on the Nasdaq Stock Market ("Nasdaq") or otherwise, in special offerings, secondary distributions pursuant to and in accordance with applicable rules, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions form Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Shareholders may, as and when Rule 144 under the Securities Act of 1933, as amended, is available, sell shares covered by this Prospectus in one or more transactions under said Rule. See "Plan of Distribution."

         The Common Stock is listed for trading on Nasdaq under the symbol "REXI." On February 2, 1998, the last reported sale price for the Common Stock was $45.00 per share.

         The Company will not receive any part of the proceeds from the sale of the Shares. The Company has agreed to pay certain registration expenses in connection with the offering (excluding brokerage commissions) estimated at approximately $__________________.

         The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page _____ hereof for a discussion of certain factors that should be considered carefully by prospective purchasers.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION

         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ______________, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Company's Common Stock is authorized for quotation on Nasdaq and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (No. 333- ) (together with any amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, previously filed with the Commission (File No. 0-4408) pursuant to Section 13 of the Exchange Act, are incorporated by reference herein and made a part hereof: (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1997; (ii) the Company's Current Reports on Form 8-K dated December 17, 1997 and January 14, 1998; and (iii) the description of the Common Stock contained in Form 8-A, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

         The Company will provide without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits not specifically incorporated by reference therein). Written or oral requests for such copies should be directed to: Secretary, Resource America, Inc., 1521 Locust Street, Philadelphia, Pennsylvania 19102 (215) 546-5005.

                                  THE COMPANY

         The Company is a specialty finance company engaged primarily in real estate finance and equipment leasing. For approximately 25 years prior to 1991, the Company was principally involved in the energy industry and it continues to have energy industry operations, including natural gas and oil production. Since 1991, the Company's business strategy has focused on locating and developing niche finance businesses in which the Company can realize attractive returns by targeting well-defined financial services markets and by developing specialized skills to service those markets on a cost-effective basis. To date, the Company has developed two main businesses: real estate finance and equipment leasing. Within its real estate finance business, the Company has developed a commercial mortgage loan acquisition and resolution business and a non-conforming residential mortgage lending business. Within its equipment leasing business, the Company focuses primarily on small ticket equipment lease financing, although it also manages six publicly-owned equipment leasing partnerships and has a lease finance placement and advisory business.

         The Company's commercial mortgage loan acquisition and resolution business involves the purchase at a discount of troubled commercial real estate mortgage loans, for net investments generally ranging from $1 million to $15 million, and the restructuring and refinancing of those loans. These loans are generally acquired from private market sellers, primarily financial institutions. Loans acquired by the Company typically involve legal and other disputes among the lender, the borrower and/or other parties in interest, and generally are secured by properties which are unable to produce sufficient cash flow to fully service the loans in accordance with the original lender's loan terms. Since fiscal 1991 (when it entered this business), and through September 30, 1997, the Company's aggregate commercial mortgage loan portfolio has grown to 38 loans with an outstanding loan balance (excluding discounts) of $233.7 million, acquired at an investment cost (including subsequent advances, which had been anticipated by the Company at the time of acquisition and were included in its analysis of loan costs and yields) of $120.4 million. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company's yield on its net investment in commercial mortgage loans (including gains on sale of senior lien interests in, and gains, if any, resulting from refinancings of commercial mortgage loans) equalled 34.7%, 36.2% and 34.6%, respectively, while its gross profit (that is, revenues from loan activities minus costs attributable thereto, including interest and provision for possible losses, and less depreciation and amortization, without allocation of corporate overhead) from its commercial mortgage loan activities for fiscal years 1997, 1996 and 1995 were $16.5 million, $6.3 million and $5.3 million, respectively.

         The Company seeks to reduce the amount of its own capital invested in commercial mortgage loans after their acquisition, and to enhance its returns, through sale at a profit of senior lien interests in its loans (typically on a recourse basis) or through borrower refinancing of the properties underlying its loans. At September 30, 1997, senior lenders held outstanding obligations of $55.5 million, secured by properties with an aggregate appraised value of $125.4 million, resulting in a ratio of senior lien obligations-to-appraised value of property of

44%. For the three months ended September 30, 1997, the operating cash flow coverage on the required debt service on senior lien interests averaged 202%. Such calculation excludes (i) proceeds from the sale of senior lien interests or from refinancings and (ii) cash flow from and senior lien interests with respect to nine loans acquired during the fourth quarter of fiscal 1997 as to which the Company had less than three months' cash flow experience at September 30, 1997. If such nine loans had been included (utilizing for this purpose their cash flows for periods subsequent to September 30, 1997), the operating cash flow coverage would have averaged 273%. The excess of operating cash flow over required debt service on senior lien obligations is, pursuant to agreements with the borrowers, retained by the Company as debt service on the outstanding balance of the Company's loans.

         The Company has sponsored a real estate investment trust (the "REIT") to which it has sold 10 loans and participations in two loans. The aggregate price paid by the REIT for the loans and the participations was $20.1 million (including $2.0 million attributable to senior lien interests acquired in connection with such purchase). The Company realized a gain on such sale of $3.0 million. The Company anticipates selling further loans to the REIT.

         The Company's residential mortgage lending business provides first and second mortgage loans on one- to four-family residences to borrowers who do not conform to guidelines established by Fannie Mae because of past credit impairment or other reasons. Through its subsidiaries, Fidelity Mortgage Funding, Inc. ("FMF") and Tri-Star Financial Services, Inc. ("Tri-Star") (which was acquired in November 1997 and which, following regulatory approvals regarding transfer of mortgage lending licenses, the Company anticipates merging into FMF), the Company is licensed as a residential mortgage lender in 19 states and is currently originating loans in 11 states (Connecticut, Delaware, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania and Virginia). The Company began its residential mortgage lending business during fiscal 1997 and commenced originating loans in the first quarter of fiscal 1998. The Company's operational strategy is to concentrate on mid-size residential mortgage loans with a targeted average loan of approximately $75,000. The Company markets its services directly to consumers and anticipates establishing "private label" lending programs (that is, programs where the Company will process, fund and service loans originated by an institution, under the institution's name) for institutions which, because of a lack of expertise in the area or for other reasons, do not otherwise make non-conforming loans.

         The Company's equipment leasing business commenced in September 1995 with the acquisition of an equipment leasing subsidiary of a regional insurance company. Through this acquisition, the Company assumed the management of six publicly-held equipment leasing partnerships involving $55.2 million (original equipment cost) in leased assets at September 30, 1997. More importantly, through this acquisition the Company acquired an infrastructure of operating systems, computer hardware and proprietary software (generally referred to as a "platform"), as well as personnel, which the Company utilized in fiscal 1996 as a basis for the development of an equipment leasing business for its own account. As part of its development of this business, in early 1996 the Company hired a team of four experienced leasing executives, including the former chief executive officer of the U.S. leasing subsidiary of Tokai Bank, a major Japanese banking institution. The Company's operational strategy for equipment leasing is to focus on leases with equipment costs of between $5,000 to $100,000 ("small ticket" leasing), with a targeted average transaction of approximately $10,000 per lease. The Company markets its equipment leasing products through vendor programs with equipment manufacturers, distributors and other vendors such as Minolta Corporation and Lucent Technologies, Inc. The Company believes that the small ticket leasing market is under-served by equipment lessors, banks and other financial institutions, affording the Company a niche market with significant growth potential. During fiscal 1997, the Company received 8,344 lease proposals involving equipment with an aggregate cost of $113.4 million, approved 5,054 such proposals involving equipment with an aggregate cost of $67.2 million and entered into 3,214 transactions involving equipment with an aggregate cost of $34.6 million. During fiscal 1997, the Company sold, on a servicing retained basis, equipment leases with an aggregate net book value of approximately $30.2 million to third parties. The Company anticipates similar equipment lease sales in the future. The Company's income from retained servicing was not material during fiscal 1997.

         The Company produces natural gas and, to a lesser extent, oil from locations principally in Ohio, Pennsylvania and New York. At September 30, 1997, the Company had a net investment of $11.4 million in its energy operations, including interests in 1,129 individual wells (including overriding interests) owned directly by the Company or through 64 partnerships and joint ventures managed by the Company. While the Company has focused its business development efforts on its specialty finance operations over the past several years, its energy operations historically have provided a steady source of cash flow and tax benefits. The Company anticipates that it may make acquisitions in fiscal 1998 which individually or in the aggregate may be material to the Company's operations. However, there can be no assurance that any such acquisitions will be made.

                                 RISK FACTORS

         In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock. The cautionary statements set forth below and elsewhere in this Prospectus, or which are incorporated by reference herein, should be read as accompanying forward-looking statements included or incorporated by reference herein. The risks described in the statements set forth below could cause the Company's results to differ materially from those expressed in or indicated by such forward-looking statements.

General

         Ability to Generate Funding for Growth. The success of the Company's future operations will depend largely upon the continued availability of outside funds for its real estate finance and equipment leasing operations. Funding for the Company's operations has heretofore been derived from a number of different sources including internally generated funds, private institutional placement of a senior note, sales of senior participations in the Company's loans, borrower refinancing of the Company's loans and, in one instance, purchase money financing. These sources of funds have been augmented by the Company's public offering of Common Stock in December 1996 and private offering of 12% Senior Notes ("Senior Notes") in July 1997. The Company has also arranged credit facilities for its equipment leasing operations ($20 million facility), residential mortgage loan operations ($20 million of available credit in two facilities) and energy operations ($5 million facility). The availability of third-party financing in the future for each of the Company's specialty finance businesses will be dependent upon a number of factors over which the Company has limited or no control, including general conditions in the credit markets, the size, pricing and liquidity of the market for the types of mortgage loans or equipment leases in the Company's portfolio and the financial performance of the Company's loans and equipment leases. There can be no assurance that the Company will be able to generate funding on satisfactory terms and in acceptable amounts and thus sustain its growth. Moreover, any failure to renew or obtain adequate funding under a credit facility or other borrowing could have a material adverse effect on the Company's results of operations and financial condition. To the extent the Company is not successful in maintaining or replacing existing financing, and, in particular, replacing or refinancing the $115 million principal amount of the Senior Notes when they become due in August 2004, the Company would have to curtail its activities (and, with respect to the Senior Notes, possibly to sell assets in order to repay the Senior Notes), which would have a material adverse effect on the Company's results of operations and financial condition.

         The Indenture pursuant to which the Senior Notes were issued permits the Company to incur both secured and unsecured debt in the future, subject to specific limitations. Such limitations include (i) a prohibition against incurring debt, of equal seniority with or junior to the Senior Notes, which has a maturity prior to that of the Senior Notes, and (ii) a prohibition from incurring further debt where the ratio of debt (excluding debt used to acquire real estate, real estate mortgage loans, equipment leases or other assets, obligations to repurchase assets sold, guarantees of either of the foregoing and certain other obligations) to the Company's consolidated net worth would exceed 2.0 to 1.0. Such limitations may restrict the ability of the Company to obtain financing in the future.

         Ability to Generate Growth Opportunities. The success of the Company's finance operations will also depend on its continued ability to generate attractive opportunities for acquiring commercial mortgage loans at a discount and to originate equipment leases and originate and resell residential mortgage loans. In each area, the Company will rely primarily upon the knowledge, experience and industry contacts of its senior management to generate appropriate opportunities. There can be no assurance that the Company will generate opportunities satisfactory to it or sufficient to sustain growth or that, in its commercial mortgage loan acquisition and resolution activities, the Company will be able to acquire loans in the same manner, on similar terms or at similar levels of discount as its current portfolio loans. The availability of loans for acquisition on terms acceptable to the Company, and the ability of the Company to originate satisfactory equipment leases and residential mortgage loans, will be dependent upon a number of factors over which the Company has no control, including economic conditions, interest rates, the market for and value of properties securing loans which the Company may seek to acquire and competition from other acquirors of troubled loans, equipment lessors or residential mortgage lenders, as well as the willingness of financial institutions to dispose of troubled or under-performing loans in their portfolios and the willingness of manufacturers, distributors and other vendors to join with the Company in vendor programs for equipment leasing.

         Risks Related to Management of Growth. The Company has undergone a period of significant growth, and further expansion may significantly strain the Company's management, financial and other resources. There can be no assurance that the Company will manage its growth effectively or that the Company will be able to attract and retain the personnel necessary to meet its business objectives. If the Company is unable to manage its growth effectively, the Company's business, operating results and financial condition could be materially adversely affected.

         Credit Risks. Mortgage loans and equipment leases are subject to the risk of default in payment by borrowers and lessees. Defaults by borrowers and lessees could adversely affect the Company's financial position. Upon a default, the Company will have the responsibility of seeking to recover outstanding loan or lease balances through foreclosure, repossession of equipment or similar procedures. With respect to any particular mortgage loan or equipment lease, instituting any of these procedures could adversely impact the Company's yield on such loan or lease. There can be no assurance that, in the event of default, the amount realizable from the property securing a defaulted loan or the equipment subject to a defaulted lease will be sufficient to recover amounts invested by or owed to the Company. See "Risk Factors Real Estate Finance Considerations - Lien Priority" and "- Equipment Leasing Considerations - Residuals."

         The commercial mortgage loans acquired in the Company's commercial mortgage loan acquisition and resolution operations are typically not the general obligations of the borrower and, accordingly, in seeking to collect amounts owed on a loan, the Company must rely solely on the value of the property underlying the loan to satisfy the obligation. This value will be affected by numerous factors beyond the Company's control, including general or local economic conditions, neighborhood real property values, interest rates, operating expenses (such as real estate taxes and insurance costs), occupancy rates and the presence of competitive properties. In addition, most of the Company's loans require a substantial lump sum payment at maturity. The ability of a borrower to pay a lump sum, and thus the ability of the Company to collect promptly all amounts due upon maturity, may be dependent on the borrower's ability to obtain suitable refinancing or otherwise raise a substantial amount of cash which, in turn, will depend upon factors (such as those referred to previously) over which the Company has no control. To the extent that the Company has sold a senior lien position in a loan, or the loan has been refinanced, the Company will typically retain a subordinated interest in the loan, which may be unsecured. See "Risk Factors - Real Estate

Finance Considerations - Lien Priority." Such retained interests are relatively illiquid investments and are subject to materially increased risks of collection upon default.

         Many of the end-users of the equipment the Company leases for its own account are small businesses which are not able to supply the kinds of financial information available from larger businesses and may be more susceptible to changes in economic conditions or have lesser financial resources with which to meet lease obligations than larger businesses. Although the Company seeks to mitigate this risk through the use of its Small Business Credit Scoring System, its asset tracking systems and loan servicing and collection procedures, there can be no assurance that the Company will not be subject to higher risks of default than firms leasing to larger entities.

         Competition. In each of its business operations, the Company is subject to intense competition from numerous competitors, many of whom possess far greater financial and other resources than the Company. The Company will also have to compete for the capital necessary to fund both its real estate finance and equipment leasing operations based largely upon the performance of its portfolio loans and equipment leases. See "Risk Factors General - Credit Risks."

Real Estate Finance Considerations

         Troubled Status of Acquired Commercial Loans and Underlying Properties. The Company seeks to acquire commercial real estate mortgage loans at a discount from both the unpaid principal and interest amounts of the loans and the appraised value of the underlying properties. As a consequence, the Company will frequently be involved with loans which are the subject of contentious and often complex disputes among various parties regarding application of cash flow from the underlying properties, loan terms, lease terms or similar matters, or which are secured by properties that, while income producing, are unable to generate sufficient revenues to pay the full amount of debt service under the original loan terms. Although, prior to acquisition of a loan, the Company will generally negotiate with the borrower or other parties in interest and, where appropriate, make financial accommodations to take into account the operating conditions of an underlying property, resolve outstanding disputes and ensure the Company's control of the cash flow from the underlying property, there can be no assurance that the underlying property will not be subject to recurrence of the problems which existed prior to the Company's acquisition of the loan, or other problems.

         Lien Priority. Although in its asset acquisition and resolution operations the Company normally acquires first mortgage loans, it is not limited as to the lien priority of a loan which it may acquire. Ten of the Company's mortgage loans were acquired as junior lien obligations. Moreover, a lender refinancing a loan in the Company's portfolio will typically require, as a condition to its refinancing (the proceeds of which generally are paid to the Company), that the Company's remaining interest in the loan be subordinated to such lender's interest. The Company currently holds 30 junior lien loans or subordinated participations, seven of which (constituting approximately 8.3%, of the book value of the Company's loan portfolio) are not formally secured by recorded mortgages (although they are protected by judgment liens, unrecorded deeds in lieu of foreclosure, borrowers' covenants not to further encumber the property without the Company's consent, and/or similar devices). In addition, in certain circumstances, mortgage loans, including first mortgage loans, may be subject to mechanics', materialmens' or government liens which may be prior in right of payment to liens held by the Company. To the extent that either the lien securing a loan is junior to other liens encumbering an underlying property or the loan is unsecured, the Company will be subject to greater risks of loss upon a default. See "Risk Factors - General - Credit Risks." In the event of a default on a senior mortgage, the Company may make payments, if it has the right to do so, in order to prevent foreclosure on the senior mortgage, increasing its investment cost without necessarily improving its lien position.

         In the event of a foreclosure, the Company will only be entitled to share in the net proceeds after the payment of all senior lienors, including senior mortgagees, and holders of mechanics', materialmens' and government liens. It is therefore possible that the total amount which may be recovered by the Company upon a foreclosure may be less than the outstanding balance of the loan or the Company's investment in the loan, with resultant loss to the Company. It is also possible that, in some cases, a "due on sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property upon foreclosure of a junior loan, and may accordingly increase the risks to the Company in the event of a default by the borrower on the junior loan.

         Environmental Liabilities. In the event of a default on a portfolio loan, the Company may acquire the underlying property through foreclosure. There is a risk that hazardous substances, wastes, contaminants or pollutants would be discovered on the foreclosed property after acquisition by the Company. In such event, the Company might be required to remove such substances from the property at its sole cost and expense. There can be no assurance that the cost of such removal would not substantially exceed the value of the affected property or the loan secured by the property, that the Company would have adequate remedies against the prior owner or other responsible parties or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

         Disposition of Acquired Commercial Mortgage Loan Interests. In its commercial mortgage loan acquisition and resolution operations, after the Company has acquired a loan, the Company will typically sell a senior lien position in the loan, or assist the borrower in obtaining third-party refinancing, while retaining a junior lien position in the loan. Although the sale of a senior lien position or a refinancing often results in the return of an amount representing a major portion of (or sometimes exceeding) the amount of Company's investment in the loan, in most such sales or refinancings a portion of the Company's investment in the loan remains unrecovered. Based upon the appraised value of the properties underlying the loans, the Company believes that it will recover amounts substantially in excess of the Company's remaining invested capital; however, there can be no assurance that, upon termination of the loan, the borrower will be able to repay the loan or that, if the borrower is not able to do so, the Company will be able to dispose of its remaining loan interest for an amount equal to or in excess of its remaining investment or that the property underlying the loan can be disposed of for an amount equal to or in excess of the interests of senior lienors and the Company's remaining investment.

         Potential Replacement or Repurchase of Senior Lien Positions. Senior lien positions in nine of the loans in the Company's portfolio have been sold to an institutional investor. Pursuant to the terms of these sales, if the borrower under any such loan defaults in the payment of debt service, the Company is required to replace the defaulted obligation with a performing one. Since the Company has sold senior positions in, or refinanced, most of its current portfolio loans, if the Company were required to replace a defaulted loan with a performing loan, it may not be able to do so without acquiring additional commercial mortgage loans. If the Company could not fulfill its obligation, the institutional investor would have various legal remedies including foreclosure on and sale of the underlying property (see "Risk Factors - General - Credit Risks"), or requiring the Company to repay its participation. There can be no assurance that borrowers on one or more of such loans will not default or that, in such event, the Company would be able to acquire additional commercial real estate mortgage loans to substitute for the defaulted obligations or, if a replacement loan is not so acquired and substituted, that the investor would not seek to require the Company to repay it.

         Obligation of Company to Acquire Interest of, or Repay, Existing Senior Lienors. The Company is required to repurchase three senior loans in the event that they are not repaid, in accordance with their terms, by May 21, June 27 and September 29, 2002, respectively, for a repurchase price equal to the unpaid principal balance of the respective loans plus accrued interest (an aggregate of $10.2 million at September 30, 1997). The Company currently anticipates that each of the loans will be repaid in accordance with its terms.

         Loss Reserves. The Company records the investments in its loan portfolio at cost, which is significantly discounted from the face value of, and accrued interest and penalties on, the loans. The cost basis in the loans is reviewed periodically to determine that it is not greater than the sum of the projected cash flows and appraised values of the underlying properties. If the cost basis is found to be greater, the Company provides an appropriate allowance through a charge to operations. The Company did not establish any reserves with respect to its portfolio loans for fiscal 1994, 1995 and 1996. For the fiscal year ended September 30, 1997, the Company recorded an allowance of $400,000. There can be no assurance that future charges to operations will not occur or that the amount of such charges will not be materially greater than the amount of the allowance for the 1997 fiscal year.

         Possible Fluctuations in Earnings from Commercial Mortgage Loan Acquisition and Resolution Business. A material portion of the Company's revenues from its commercial mortgage loan acquisition and resolution business is derived from the sale of senior lien positions in, or refinancings of, its portfolio loans. These sales and refinancings are, with respect to any one loan, non-recurring. Accordingly, the Company's ability to recognize these gains in the future will depend upon its continuing ability to acquire loans and sell senior lien positions in, or obtain refinancings of, such loans. See "Risk Factors - General - Ability to Generate Growth Opportunities." Moreover, depending upon the timing of portfolio acquisitions and sales of senior lien positions or refinancings, the Company's revenues from its asset acquisition and resolution business could be subject to significant fluctuations from period to period.

         Residential Mortgage Loan Originations. In addition to the risks usually associated with mortgage lending (see "Risk Factors - General - Credit Risks" and "Risk Factors - Real Estate Finance Considerations - Lien Priority" and "- Real Estate Finance Considerations Environmental Liability"), the Company's residential mortgage loan origination business, as it is finally developed, may involve a number of risks, including loan quality risks (principally involving the risk that loans not conforming to FNMA and FHLMC guidelines or loans to credit impaired borrowers may result in higher rates of default than conforming loans), the potential dependence of the Company's revenues from residential mortgage lending on its ability to sell or securitize its residential mortgage loans (and the possible contingent liability of the Company in any such sale or securitization for the repurchase of some or all defaulted loans sold or securitized) and claims made against the Company for breaches of fiduciary duty, misrepresentations, violations of federal or state laws relating to truth in lending, equal credit opportunity, settlement procedures, mortgage disclosure, debt collection practices or similar matters. As a new business line without material operations or revenues as of the date of this Prospectus, residential mortgage loan origination is also subject to the risks, expenses and difficulties frequently encountered in the establishment of a new business which may materially adversely affect the Company's ability to develop the business, and the Company's investment in it.

         Interest Rate Changes May Adversely Affect Company's Loan Portfolio. The fair market value of loans in the Company's portfolio will be affected by changes in interest rates. In general, the resale value of a loan will change in inverse relation to an interest rate change. Accordingly, in a period of rising interest rates, the fair market value of the loan will decrease. Moreover, in a period of declining interest rates, real estate loans (and, in particular, residential mortgage loans) may benefit less than other fixed income securities due to prepayments. Interest rate changes will also affect the Company's return on new loans that it makes. In particular, during a period of declining rates, the amounts becoming available to the Company for investment due to repayment of its loans may be invested at lower rates than the Company had been able to obtain in prior investments, or than the rates on the repaid loans. Also, increases in interest on debt, if any, incurred by the Company in acquiring or funding loans may not be reflected in increased rates of return on the loans acquired or funded through such debt, thereby adversely affecting the Company's return on such investments. Accordingly, interest rate changes may materially affected the total return on the Company's loans, which will affect the Company's income.

         Lack of Geographic Diversification Exposes the Company's Investments to Higher Risk of Loss Due to Regional Economic Factors. A material portion of the Company's acquired mortgage loans relate to properties located in the Philadelphia, Pennsylvania metropolitan area (19 of the 38 loans in the Company's loan portfolio as of September 30, 1997 relate to properties located in this area). The Company does not expect to set specific limitations on the aggregate percentage of its portfolio relating to properties located in any one area (whether by state, zip code or other geographic measure). Any lack of geographic diversification that may occur could result in the Company's investment portfolio being more sensitive to, and the Company being less able to respond to, adverse economic developments of a primarily regional nature, which may result in reduced rates of return, or higher rates of default, on the Company's mortgage loans than might be incurred with a more geographically diverse investment portfolio.

Equipment Leasing Considerations

         Limited Equipment Leasing Operating History. The Company acquired its equipment leasing operations in September 1995 and, in 1996, the Company expanded these leasing operations to include small ticket equipment leasing for its own account. Although the leasing business acquired by the Company has been in operation since 1986, and the executives primarily responsible for developing the Company's proprietary leasing program have had lengthy experience in the equipment leasing industry, the Company has only a limited amount of direct experience upon which an evaluation of its prospects in the equipment leasing business can be based. Such prospects must be considered in light of the expenses and difficulties frequently encountered by an acquiror in integrating a newly-acquired business with its other operations, and in expanding the scope of the newly-acquired business.

         Demand for Company's Equipment Leasing Services. The demand for the equipment leasing services provided by the Company is subject to numerous factors beyond the control of the Company, including general economic conditions, fluctuations in interest rate levels and fluctuations in demand for the types of equipment as to which the Company provides equipment leases. In addition, the demand for the Company's equipment lease services will be materially affected by the ability of the Company to market its services to manufacturers, regional distributors and other vendors.

         Financing for Equipment Leasing Operations. The Company anticipates that it may be required to provide credit enhancement for debt obligations incurred under any warehouse or permanent financing utilized in its equipment leasing operations. These credit enhancements may include cash deposits, funding of subordinated tranches of securitizations, the pledge of additional equipment leases which are funded by the Company's capital, and/or (as is the case with the Company's existing credit facility) a guaranty by the Company and restrictive covenants concerning maintenance by the Company of minimum capital levels or debt to equity ratios. Any such requirements may reduce the Company's liquidity and require it to obtain additional capital. The Indenture pursuant to which the Senior Notes were issued contains certain restrictions which may limit the Company's provision of credit enhancement. See "Risk Factors - General - Ability to Generate Funding for Growth."

         The Company anticipates that warehouse financing (as is the case with the Company's existing credit facility) will bear interest at variable rates while its permanent funding will typically be at fixed rates set at the time the financing is provided. Accordingly, the Company will be subject to interest rate risk to the extent interest rates increase between the time a lease is funded by warehouse facilities and the time of permanent funding. Increases in interest rates during this period could narrow or eliminate the spread between the effective interest rates on the Company's equipment leases and the rates on the Company's funding, or result in a negative spread.

         Residuals. The Company anticipates that a significant portion of the Company's profit, if any, from leasing operations in the future may result from the sale or re-leasing of equipment upon lease termination or from the extension of lease terms beyond their initial expiration dates ("residuals"). The Company's realization of residuals will be subject to numerous factors beyond the Company's control, including the ability or willingness of a lessee to continue a lease or acquire the equipment, equipment obsolescence, excessive supply of similar equipment, reductions in manufacturer's prices for similar equipment and similar matters, which could materially adversely affect the amount of residuals obtainable by the Company and, accordingly, the operating results and financial condition of the Company.

Energy Industry Considerations

         Market for Production. Historically, the availability of a ready market for oil and natural gas, and the price obtained therefor, has depended upon numerous factors including the extent of domestic production, import of foreign natural gas and/or oil, political instability in oil and gas producing countries and regions, market demand, the effect of federal regulation on the sale of natural gas and/or oil in interstate commerce, and other governmental regulation of the production and transportation of natural gas and/or oil. Certain other factors outside the Company's control, such as operational and transportation difficulties of pipeline or oil purchasing companies, may also limit sales. In addition, the marketability of natural gas depends upon the needs of the purchasers to which the producer has access. Depending upon the purchasers' needs, the price obtainable for natural gas produced by the Company, or the amount of natural gas which the Company is able to sell, the revenues of the Company may be materially adversely affected.

         Possible Decline in Production. Production of oil and gas from a particular well generally declines over time until it is no longer economical to produce from the well, at which time the well is plugged and abandoned. The Company's wells have been drilled at various times from 1966 to the present. The Company's wells generally have productive lives of 15 to 20 years and have been subject to normal production declines. To date, these declines have been offset largely by the acquisition of additional wells and, to a materially lesser extent, drilling of wells. The Company cannot predict whether the Company will acquire further energy assets or drill further wells, or as to the timing or cost thereof.

         Environmental Liabilities. Oil and gas operations are subject to numerous hazards (such as seepage, spillage of well substances such as brine or oil, and escape of oil or gas from wells, tanks or pipelines) which can cause substantial pollution damage to the environment or severely damage the property of others. While the Company maintains liability insurance coverage and has not had a material environmental incident, there can be no assurance that incidents will not occur in the future or that the liability resulting therefrom will not be substantial.

Importance of Key Employees

         The Company's future success will depend upon the continued services of the Company's senior management and, with respect to its leasing operations, the Chairman and Chief Executive Officer of its leasing subsidiary. The unexpected loss of the services of any of these management personnel could have a material adverse effect upon the Company. The Company does not maintain key man life insurance on, nor (except for employment agreements with Edward E. Cohen, the Chairman, Chief Executive Officer and President of the Company, Abraham Bernstein, the Chairman and Chief Executive Officer of its leasing operations, and Daniel G. Cohen, the Chairman and Chief Executive Officer of the Company's residential mortgage origination business and an Executive Vice President of the Company) does it have employment agreements with, any of its senior management.

Forward Looking Statements

         This Prospectus, and the information incorporated by reference herein, may include certain statements and estimates provided by the Company with respect to the Company's anticipated operations. Such statements and estimates reflect various assumptions made by the Company about circumstances and events, many of which have not yet taken place, as well as reflecting a substantial degree of judgment by management as to the scope and presentation of such information. There can be no assurance that any of such statements or estimates of anticipated operations will prove to be correct, and no representations and warranties are made as to the accuracy of such statements or estimates. Actual results may vary and such variations may be material.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds form the sale of the Shares offered by the Selling Shareholders.

                        DETERMINATION OF OFFERING PRICE

         The Company will not be involved in the determination of the price or prices at which the Selling Shareholders will offer their shares. The Shares may be sold by the Selling Shareholders from time to time on Nasdaq, or otherwise, at market prices for the Common

Stock prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

                             SELLING SHAREHOLDERS

         The Selling Shareholders listed below acquired the Shares pursuant to the terms of a Stock Purchase Agreement dated July 27, 1997, by and among Physicians Insurance Company of Ohio and the Selling Shareholders. In connection with the Stock Purchase Agreement, the Company undertook to (i) prepare and file the Registration Statement under the Securities Act covering the sale of the Shares, (ii) use its best efforts to cause the Registration Statement to be declared effective, and (iii) use its best efforts to maintain the Registration Statement in effect for two years from the effective date thereof.

         The following table sets forth, as of January 31, 1998, all of the shares of Common Stock owned by each of the Selling Shareholders. Although all of such shares were registered under the Registration Statement and thereby deemed to be offered for sale, there can be no assurance that all or any part of any particular Selling Shareholder's holdings will be sold.

                                                 Pre-Offering                                    Post-Offering
                                                 ------------                                    -------------
                                                 Total Number                                    Total Number
                                                 of Shares                                       of Shares
                                                 Beneficially          Shares Available          Beneficially
Selling Shareholder                                  Owned                  for Sale                Owned
-------------------                              ------------          ----------------          ------------
Rath Foundation                                      50,000                 50,000                     0
Keefe Partners, L.P.                                225,000                225,000                     0
GAM Equity #10                                       15,000                 15,000                     0
Keefe Offshore Fund                                 210,000                210,000                     0
West Broadway Partners, L.P.                         12,500                 12,500                     0
West Broadway Securities, Ltd.                       12,500                 12,500                     0
Bear, Stearns Securities Corp.
  f/a/o Friedman, Billings,
  Ramsey & Co., Inc.(1)                              28,150                 28,150                     0
Financial Services Hedge Fund, L.P.                   3,300                  3,300                     0
Bay Pond Investors (Bermuda), L.P.                   26,800                 26,800                     0
Bay Pond Partners, L.P.                              67,300                 67,300                     0
Barlow Partners, L.P.                                 2,600                  2,600                     0
FBR Private Equity Fund, L.P.(1)                     28,595                 28,595                     0
FBR Ashton, Limited Partnership(1)                  266,180                266,180                     0
FBR Opportunity Fund, Ltd.(1)                        35,225                 35,225                     0

(1) FBR Private Equity Fund, L.P., FBR Ashton Limited Partnership and FBR Opportunity Fund, Ltd. are affiliates of Friedman Billings Ramsey & Co., Inc. ("FBR"). FBR has in the past acted as the lead underwriter with respect to a public offering of the Company's Common Stock in December 1996 and the placement agent with respect to a private offering of the Company's Senior Notes in July 1997. FBR currently makes a market in the Company's Common Stock and Senior Notes. FBR also acted as the lead underwriter in connection with the REIT's public offering and currently makes a market in the REIT's common shares.

                             PLAN OF DISTRIBUTION

       The distribution of the Shares by the Selling Shareholders may be effected from time to time, in one or more transactions on Nasdaq or otherwise, in special offerings, secondary distributions pursuant to and in accordance with applicable rules and regulations of the Commission and the National Associates of Securities Dealers, Inc. in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Shareholders may, as and when Rule 144 under the Securities Act of 1933 is available, sell shares covered by this Prospectus in one or more transactions under said Rule.

       Selling Shareholders, and broker-dealers that participate with Selling Shareholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting compensation. The Company has no basis for estimating either the number of Shares that will ultimately be sold by the Selling Shareholders or the prices at which the Shares will be sold.

                                 LEGAL MATTERS

         The validity of the Common Stock being offered hereby is being passed on by Ledgewood Law Firm, P.C., counsel to the Company.

                                    EXPERTS

         The consolidated financial statements and schedules of the Company as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997 incorporated by reference in this Prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants.

No person is authorized to give any information or to make any representation not contained in this Prospectus and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                               -----------------

                               TABLE OF CONTENTS

                               -----------------

                                           Page

Available Information
Incorporation of Certain Documents
  by Reference
The Company
Risk Factors
Use of Proceeds
Determination of Offering Price
Selling Shareholders
Plan of Distribution
Legal Matters
Experts

                                983,150 Shares




                                    [LOGO]



                            RESOURCE AMERICA, INC.



                                 Common Stock



                               -----------------

                                  PROSPECTUS

                               -----------------





                             February _____, 1998

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration and Filing Fees:

         Securities Exchange Commission...........   $__________
         NASD ....................................
         Total Registration and Filing Fees.......                  $__________

Printing and Engraving*...........................
Legal*............................................
Blue Sky*.........................................
Accounting*.......................................
Total Other Expenses*.............................                  ___________
Total Expenses....................................                  $
                                                                    ===========
-----------
*Estimate

Item 15.  Indemnification of Directors and Officers

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's By-laws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Company maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 16. Exhibits and Financial Statement Schedules.

         a.       Exhibits.

                  2. Agreement and Plan of Merger among Tri-Star Financial Services, Inc. Frank Pellegrini, Resource Tri-Star Acquisition Corp. and the Registrant(3)

                  4.1       Restated Certificate of Incorporation of the
                            Registrant.(1)

                  4.2       Bylaws of the Registrant, as amended.(1)

                  4.3       Form of Certificate for Common Stock.(1)

                  4.4 Indenture with respect to 12% Senior Notes due 2004 (including form of note).(2)

                  5.* Opinion of Ledgewood Law Firm, P.C., as to the legality of the securities being registered (including consent).

                  12.       Statement regarding computation of ratios.(3)


                  23.1      Consent of Ledgewood Law Firm, P.C. (included in
                            Exhibit 5).

                  23.2      Consent of Grant Thornton LLP.

                  24. Power of Attorney (included as part of signature pages to this registration statement).

                  27.       Financial Data Schedule.(3)

-------------------
*        To be filed by amendment.

(1) Filed previously as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 333-13905) and by this reference incorporated herein.
(2) Filed previously as an Exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-40231) and by this reference incorporated herein.
(3) Filed previously as an Exhibit to the Company's Annual Report on Form 10-K for the year ended September 30, 1997.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, That paragraphs (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of registrant's Certificate of Incorporation, Bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 4, 1998.

                                   RESOURCE AMERICA, INC.



                                   By:  /s/ Edward E. Cohen
                                        ------------------------------------
                                        Edward E. Cohen, Chairman of the
                                        Board of Directors, Chief Executive
                                        Officer and President

                               POWER OF ATTORNEY

         Each person whose signature appears below in so signing also makes, constitutes and appoints Edward E. Cohen, Steven J. Kessler, Michael L. Staines, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Edward E. Cohen
-----------------------------------                  Date: February 4, 1998
EDWARD E. COHEN, Chairman of
the Board of Directors,
Chief Executive Officer,
President and Director
(Chief Executive Officer)

/s/ Carlos C. Campbell
-----------------------------------                  Date:  February 4, 1998
CARLOS C. CAMPBELL, Director

/s/ Daniel G. Cohen
-----------------------------------                  Date:  February 4, 1998
DANIEL G. COHEN, Executive Vice
President and Director

/s/ Andrew M. Lubin
-----------------------------------                  Date:  February 4, 1998
ANDREW M. LUBIN, Director

/s/ Scott F. Schaeffer
-----------------------------------                  Date:  February 4, 1998
SCOTT F. SCHAEFFER, Executive Vice
President and Director

                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                    [SIGNATURES CONTINUED FROM PRIOR PAGE]


/s/ Alan D. Schreiber, M.D.
-----------------------------------                  Date:  February 4, 1998
ALAN D. SCHREIBER, M.D.,
Director

/s/ Michael L. Staines
-----------------------------------                  Date:  February 4, 1998
MICHAEL L. STAINES, Senior
Vice President, Secretary
and Director

/s/ John S. White
-----------------------------------                  Date:  February 4, 1998
JOHN S. WHITE, Director

/s/ Steven Kessler
-----------------------------------                  Date:  February 4, 1998
STEVEN J. KESSLER, Senior Vice President
- Finance and Chief Financial Officer

/s/ Nancy J. McGurk
-----------------------------------                  Date:  February 4, 1998
NANCY J. MCGURK, Vice
President - Finance
(Chief Accounting Officer)